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                                                               EXHIBIT 99.(a)(6)






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                                  SUPPLEMENT TO
            OFFER TO EXCHANGE ALL OUTSTANDING OPTIONS FOR NEW OPTIONS
                            (THE "OFFER SUPPLEMENT ")


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     THIS OFFER SUPPLEMENT CONSTITUTES PART OF THE SECTION 10(a) PROSPECTUS
            RELATING TO THE EPRISE CORPORATION 1997 STOCK OPTION PLAN

                                  June 6, 2001


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                               EPRISE CORPORATION

                                  SUPPLEMENT TO
            OFFER TO EXCHANGE ALL OUTSTANDING OPTIONS FOR NEW OPTIONS
                            (THE "OFFER SUPPLEMENT ")

              THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M.,
      EASTERN DAYLIGHT TIME, ON JUNE 8, 2001 UNLESS THE OFFER IS EXTENDED.


         The Eprise Corporation Offer to Exchange All Outstanding Option for New Options ("Offer to Exchange") dated May 10, 2001, is amended and supplemented as set forth below. The original terms and conditions of the Offer to Exchange remain in effect, as supplemented below. The item numbers listed below refer to the item numbers contained in the Offer to Exchange.

SUMMARY TERM SHEET

         WHAT HAPPENS TO OPTIONS THAT YOU CHOOSE NOT TO TENDER OR THAT ARE NOT ACCEPTED FOR EXCHANGE?

         As we stated in the Offer to Exchange, options that you choose not to tender for exchange, or that we do not accept for exchange, remain outstanding in accordance with the terms of your current option grants until they expire by their terms. However, please refer to the supplemental information contained in item 14 below regarding possible tax consequences, even if you choose not to participate in the Offer.

         10.  INFORMATION CONCERNING EPRISE.

         The financial information included in our annual report on Form 10-K for the fiscal year ended December 31, 2000 and our quarterly report on Form 10-Q for the quarter ended March 31, 2001 is incorporated herein by reference. See item 17 below for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

         We have included a selected summary of our financial information in Appendix A. The selected historical consolidated statement of operations data for the years ended December 31, 1999 and 2000 and the selected historical balance sheet data as of December 31, 1999 and 2000 have been derived from the consolidated financial statements included in our annual report on Form 10-K filed on March 30, 2001, which were audited by Deloitte & Touche LLP, independent public accountants. The information contained herein should be read together with our consolidated financial statements and related notes.

         11. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

         All of the officers, other than Mr. Forgione and Mr. Radoff, listed on Schedule A of the Offer to Exchange are eligible to participate in the Offer. We do not currently know which, if any, of these officers intends to participate in the Offer. Any officer who chooses to participate must do so on the same terms and conditions as any other participant in the Offer.

         14.  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

         We note that there is a risk that any incentive stock options you have may be affected by the Offer, even if you do not elect to exchange your options. We believe that you will not be subject to current U.S. federal income tax if you do not participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercise of such options) if you do not participate. However, the IRS may characterize the option exchange program as a "modification" of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of each incentive stock option eligible for exchange. This does not necessarily mean that our Offer will be viewed the same way. Private letter rulings issued by the IRS represent the IRS's opinion as to the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling or assume the same opinion would apply to their situation, even if the facts at issue are similar. However, such letters may indicate how the IRS will view a similar situation. Therefore, we do not know if the IRS will assert that the Offer constitutes a "modification" of all incentive stock options that are eligible to be tendered. If the IRS successfully asserts this position, the holding period for your options to qualify for favorable tax treatment could be extended. Accordingly, to the extent you sell your incentive stock option shares prior to the lapse of any extended holding period, your incentive stock option could be taxed as a nonqualified stock option. You should consult with your tax advisor about the likely tax effects of the Offer on your options, whether or not they are exchanged.

         17.  ADDITIONAL INFORMATION.

         This Offer Supplement is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer Supplement does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

         1. Eprise's annual report on Form 10-K for our fiscal year ended December 31, 2000, filed with the SEC on March 30, 2001;

         2. Eprise's quarterly report on Form 10-Q for the quarter ended March 31, 2001, filed with the SEC on May 15, 2001; and

         3. the description of our shares contained in our Registration Statement on Form 8-A, filed with the SEC on February 3, 2000 (file number 000-29319).

         These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W.      World Trade Center           500 West Madison Street
Room 1024                   Suite 1300                   Suite 1400
Washington, D.C. 20549      New York, New York 10048     Chicago, Illinois 60661

         You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

         Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

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         Our common stock is quoted on the Nasdaq National Market under the symbol "EPRS" and our SEC filings can be read at the following Nasdaq address:

          Nasdaq Operations
          1735 K Street, N.W.
          Washington, D.C. 20006

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by writing to us at Eprise Corporation, 200 Crossing Boulevard, Framingham, MA 01702, or telephoning us at
(508) 661-5200.

         As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer Supplement, you should rely on the statements made in the most recent document.

         The information contained in this Offer Supplement about Eprise should be read together with the information contained in the documents to which we have referred you.

         18.  MISCELLANEOUS.

         This Offer Supplement and our SEC reports referred to above include "forward-looking statements." When used in this Offer Supplement, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to Eprise or our management are intended to identify these forward-looking statements. However, please note that the safe harbors under the Private Securities Litigation Reform Act (Section 27A of the Securities Act and 21E of the Securities Exchange Act) do not apply to statements made in connection with this Offer.


                                                EPRISE CORPORATION

June 6, 2001


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                                   APPENDIX A

                          SUMMARY FINANCIAL INFORMATION

                                                                 Year Ended            Three Months Ended
                                                                December 31,                March 31,
                                                            --------------------      ---------------------
                                                              1999        2000         2000          2001
                                                            --------    --------      --------     --------
                                                                (in thousands, except per share data)
    Statement of Operations Data:
    Revenues:
      Software licenses.......................              $  2,355    $ 13,192      $  2,230     $  1,717
      Services................................                 1,304       5,836           367        2,395
                                                            --------    --------      --------     --------
        Total revenues........................                 3,659      19,028         2,597        4,112
    Cost of revenues..........................                 1,125       7,699           922        3,330
                                                            --------    --------      --------     --------
    Gross profit..............................                 2,534      11,329         1,675          782
    Operating expenses:
      Research and development................                 2,360       5,769           939        2,246
      Selling and marketing...................                 5,056      20,412         3,854        5,348
      General and administrative..............                 2,005       5,901           949        1,829
                                                            --------    --------      --------     --------
        Total operating expenses..............                 9,421      32,082         5,742        9,423
                                                            --------    --------      --------     --------
    Operating loss............................                (6,887)    (20,753)       (4,067)      (8,641)
    Other income, net.........................                   287       4,096           332          950
                                                            --------    --------      --------     --------
    Loss before income taxes..................                (6,600)    (16,657)       (3,735)      (7,691)
    Income taxes..............................                    --         (47)          --           (30)
                                                            --------    ---------     --------     --------
    Net loss..................................                (6,600)    (16,704)       (3,735)      (7,721)
    Accretion of redeemable convertible
      preferred stock.........................               (21,630)        (94)          (94)          --
                                                            --------    --------      --------     --------
    Net loss to common shareholders...........              $(28,230)   $(16,798)     $ (3,829)    $ (7,721)
                                                            ========    ========      ========     ========
    Net loss per share........................              $ (11.42)   $   (.83)     $  (0.73)    $  (0.31)
                                                            ========    ========      ========     ========
    Weighted average common shares outstanding                 2,473      20,301         5,222       24,892
                                                            ========    ========      ========     ========
    Pro forma net loss per share..............              $  (0.50)   $  (0.70)     $  (0.19)    $  (0.31)
                                                            ========    ========      ========     ========
    Pro forma weighted average common shares
      outstanding.............................                13,274      23,920        20,075       24,892
                                                            ========    ========      ========     ========



                                                                        As of December 31,       As of March 31,
                                                                      1999            2000            2001
                                                                   ---------        ---------       --------
Balance Sheet Data:                                                               (in thousands)

Cash and cash equivalents....................                      $  22,456         $ 68,631       $ 61,903
Working capital (deficit)....................                         22,978           68,383         60,140
Total assets.................................                         25,534           81,071         73,757
Long-term debt...............................                             79               --             --
Redeemable convertible preferred stock.......                         35,316               --             --
Total stockholders' equity (deficiency)......                        (11,759)          72,900         65,091
Pro forma book value per share                                        (0.89)             3.05           2.61



The information set forth on pages F-1 through F-15 of Eprise's Annual Report on Form 10-K for its fiscal year ended December 31, 2000, and pages 2 through 7 of its Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2001, each as filed with the Securities and Exchange Commission, is incorporated herein by reference and may be inspected and copies obtained as set forth in
Item 17 above.